Cyalume Technologies Announces Acquisition of JFC Technologies

WEST SPRINGFIELD, Mass., September 1, 2011-- Cyalume Technologies Holdings, Inc. (OTCBB:CYLU), today announced that it has completed the acquisition of JFC Technologies, LLC’s (JFC) operations and certain related assets for a $5 million consideration split evenly between cash and stock plus an earn-out based on 2012 and 2013 performance. JFC, a leading researcher, developer and manufacturer of specialty chemicals will be run as a wholly owned subsidiary under the name Cyalume Specialty Products, Inc.

JFC, based in Bound Brook, New Jersey, will continue to provide its customers and corporate partners unique specialty chemical compositions as it has for the past forty years. JFC has twenty-five employees including seven highly qualified chemical engineers. Over the past twelve months JFC has generated in excess of $5.0 million of revenues and 1.0 million of EBITDA.

The acquisition of JFC, a long-time Cyalume partner and provider of chemiluminescent technology, will substantially augment the Company’s R&D and production capabilities. JFC offers a wide range of services that will accelerate the development and deployment of new chemical-light products. Vertically integrating the chemical manufacturing process at a United States based facility will also allow Cyalume to more effectively manage its supply chain and provide the ability to manufacture all of its active chemical components domestically.

Derek Dunaway, president and CEO of Cyalume, said, “The strategic acquisition of JFC’s chemiluminescent expertise and production capabilities will enhance Cyalume’s ability to bring to market innovative products as well as improve our existing product performance. The combination will allow Cyalume to address the military’s most demanding chemical-light technology requirements including the development of new training and tactical chemiluminescent ammunition applications.”

James Shleck, president and CEO of JFC, said “This transaction offers significant value for JFC’s customers, partners and employees. Our long working relationship with Cyalume and their commitment to advance our core high-performance specialty polymers and pharmaceutical products through this combination will create compelling growth opportunities. We look forward to working with our colleagues at Cyalume to deliver uninterrupted solutions to existing and new customers alike.”

The cash consideration portion of the transaction will be paid from Cyalume’s working capital. The transaction was unanimously approved by the boards of directors of both companies.

Conference Call Information
Cyalume management will host a conference call with financial analysts and investors to discuss this announcement today at 12:00 p.m. ET. The toll-free dial-in number for the call is (877) 312-7507, conference ID: 96432961. A transcript of this call will be available on the Cyalume investor relations webpage shortly after the call concludes.

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About Cyalume Technologies Holdings, Inc.

Cyalume Technologies is the world leader in chemiluminescent (chemical-light) technology. The Company's suite of visible and non-visible chemical-light products provide dependable training and battlefield operation light solutions to the United States and NATO country militaries as well as to safety professionals across the globe. Products also include training and tactical chemiluminescent ammunition payloads for both military and commercial markets that offer a non-pyrotechnic, environmentally-friendly alternative to conventional ammunition. Cyalume manufactures its products in West Springfield, Massachusetts and Aix-en-Provence, France. For more information, please visit the Company's web site: www.cyalume.com.

The Cyalume Technologies Holdings, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=8101

Contact:
Aimee Gordon
Investor Relations
413-386-3434
agordon@cyalume.com